Exhibit 10.13

1992 INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Between

CORNERSTONE REALTY INCOME TRUST, INC.

and

Glade M. Knight

Dated as of ___________________

CORNERSTONE REALTY INCOME TRUST, INC.

1992 Incentive Plan

Nonstatutory Stock Option Agreement

     THIS AGREEMENT, dated as of the ___day of ___, ___, between CORNERSTONE REALTY INCOME TRUST, INC., a Virginia corporation (the “Company”), and Glade M. Knight (“Participant”), is made pursuant and subject to the provisions of the Company’s 1992 Incentive Plan, as amended and restated effective July 8, 1994 (the “Plan”) and as amended from time to time, and all terms used herein that are defined in the Plan shall have the same meanings given them in the Plan. This Nonstatutory Stock Option Agreement is in addition to all previous agreements making grants under the Plan.

     W I T N E S S E T H :

     1. Grants of Options. Pursuant to the provisions of the Plan, the Company has granted to Participant on the dates of grant set forth on Exhibit A (each a “Date of Grant”), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company (the “Option”) all or any part of an aggregate number of shares of Company Common Stock set forth on such Exhibit A, at the purchase price per share indicated on such Exhibit A (the “Option Price”), being not less than 100% of the Fair Market Value per share of the Common Stock on the Date of Grant, each such Option to be exercisable as hereinafter provided. The Options evidenced hereby are intended to be nonstatutory stock options that do not receive special tax treatment under Section 422 of the Internal Revenue Code.

     2. Terms and Conditions. The Options evidenced hereby are subject to the following terms and conditions:

     (a) Expiration Date. Each Option shall expire ten years from the Date of Grant.

     (b) Nontransferability. Each Option shall be nontransferable except by will or by the laws of descent and distribution and, during the lifetime of Participant, may be exercised only by the Participant.

     (c) Exercise of Option. Subject to the provisions of Section 3 below, the Options shall be fully exercisable immediately and may be exercised while Participant is employed by the Employer or within 60 days after Participant’s termination of employment (provided, in either case, that Participant has been so employed at all times since the Date of Grant). Notwithstanding anything to the contrary in this Agreement, no Option shall be exercisable by an Insider (a person subject to Section 16(b) of the Act) within the first six months after it is granted (as determined under Rule 16b-3); provided that, this restriction shall not apply if Participant becomes Disabled or dies during the six-month period.

     (d) Method of Exercising and Payment for Shares. The Option may only be exercised by written notice delivered to the President of the Company at the Company’s principal office. The exercise date will be the date of delivery of the notice. Such notice shall be accompanied by payment of the Option Price in full by cash (which shall include payment by check, bank draft or money order payable to the order of the Company). Instead of paying cash, Participant may substitute for all or any portion of the cash payment, shares of the Company’s Common Stock owned by him duly endorsed for transfer and having a Fair Market Value on the date of exercise at least equal to the payment or portion thereof; provided, however, that such shares of Common Stock may be tendered in such manner only if (i) such shares have been purchased by the Participant on the open market and have not been acquired by the Participant under any incentive, option, compensation or similar plan of the Company, or (ii) such shares have been owned by the Participant for at least six months before being so tendered. Participant may also exercise by means of a so-called “cashless exercise” pursuant to which Common Stock may be issued directly to Participant’s designated broker/dealer upon receipt by the Company of the Option Price in cash from such broker/dealer.

     3. Termination of Option.

     (a) Exercise following Retirement or Termination of Employment. In the event of termination of Participant’s employment with the Employer for any reason other than death or Disability, and before the exercise in full or expiration of an Option, the Participant may exercise the exercisable portion of the Option (to the extent exercisable on the date of termination) at any time within 60 days following such termination of employment for the number of shares remaining subject to the Option.

     (b) Exercise following Death. In the event Participant dies while he is employed by the Employer and before the exercise in full or expiration of the Option, the Participant’s estate, or the person or persons to whom the rights under the Option shall have passed by will or the laws of descent and distribution, may exercise the exercisable portion of the Option (to the extent exercisable on the date of death) at any time within 180 days following the Participant’s death for the number of shares remaining subject to the Option.

     (c) Exercise following Disability. In the event of termination of Participant’s employment with the Employer because of Disability before the exercise in full or expiration of the Option, Participant may exercise the exercisable portion of the Option (to the extent exercisable on the date of Disability) at any time within 180 days following the Participant’s termination of employment due to Disability for the number of shares remaining subject to the Option.

     (d) Exception. Notwithstanding the foregoing, in no event may an Option be exercised after the expiration date of the Option.

     4. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

     5. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern.

     6. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors and assigns of the Company.

     7. Change in Capital Structure. In the event of changes in the capital structure of the Company, appropriate adjustments in the number of shares for which an Option shall be exercisable or the exercise price, or both, shall be made, as provided in Section 12 of the Plan.

     8. Tax Obligations Upon Exercise. The difference between the “Fair Market Value” of Company Stock purchased when an Option is exercised and the Option Price is compensation taxable to Participant as ordinary income and subject to applicable federal and state income taxes, which the Company is obligated to withhold. Participant agrees to make arrangements suitable to the Company for the payment of all applicable withholding taxes. By a timely election (to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934), Participant may elect to have the Company withhold upon exercise a number of Company Shares having a “Fair Market Value” equal to the minimum applicable withholding taxes. Any such election shall be subject to approval by the Committee.

     9. Notice Provisions. Any notice or election required or permitted under this Option shall be delivered in writing to the President at the Company’s principal offices at 306 East Main Street, Richmond, Virginia 23219.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first above written.

CORNERSTONE REALTY INCOME TRUST, INC.
By:	__________________________________

__________________________________ Glade M. Knight, Participant

EXHIBIT A

Number of Shares
Date of Grant	Subject to Option	Option Price

6